For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin,
Senior Director, Investor Relations
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE TERMINATES PHASE 2 CLINICAL TRIAL
FOR PLATELET AGGREGATION INHIBITOR

DURHAM, NC -- August 7, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that it has terminated its Phase 2 clinical trial of INS50589 Antiplatelet, based on the unanimous recommendation of its independent Data Monitoring Committee (DMC), following a planned interim safety analysis.

INS50589 is a selective and reversible inhibitor of the platelet P2Y12 adenosine diphosphate receptor. The Phase 2 proof-of-concept clinical trial was a randomized, double-blind comparison of three doses of INS50589 (0.2, 0.5, and 1 mg/kg/hour) to placebo by intravenous infusion and was targeted to enroll approximately 160 subjects undergoing coronary artery bypass graft (CABG) surgery. After the planned interim review of data from 27 patients enrolled and treated in the trial, the DMC recommended that Inspire terminate the trial at all dose levels. Although there were no deaths reported in the trial, the DMC observed a range of bleeding complications.

"We have accepted the DMC's recommendation, which was based on careful and thorough evaluation of the available data," said Donald J. Kellerman, Pharm.D., Inspire's Senior Vice President, Development. "We have notified the U.S. Food and Drug Administration and are communicating with investigators about this action. Once we gain access to the data, we plan to conduct a thorough internal analysis to better understand the findings of the DMC. However, based on our current information, it is likely that we will reallocate time and capital to key programs in our core therapeutic areas of Ophthalmology and Respiratory/Allergy."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Inspire's intended internal analysis of the data may not result in any information that aids Inspire in progressing its INS50589 Antiplatelet program. Inspire can make no assurance if or when it will reallocate time and capital to other therapeutic areas or, if it does so, the amount of capital or the therapeutic areas that may be impacted by such a reallocation. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

# # #